CPI AEROSTRUCTURES, INC 8-K

Exhibit 10.1

THIRD AMENDMENT AND WAIVER

TO AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) entered into as of August 15, 2018 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and BANKUNITED, N.A., a national banking association, as Sole Arranger, Agent, and a Lender, CITIZENS BANK, N.A., a national banking association, as a Lender, and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lender”), BANKUNITED, N.A., a national banking association, as administrative agent and collateral agent for the Lender thereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

WHEREAS, the Borrower, the Agent and the Lender are parties to that Amended and Restated Credit Agreement dated as of March 24, 2016, as amended by that First Amendment and Waiver to Amended and Restated Credit Agreement dated as of May 9, 2016 and as further amended by that Second Amendment to Amended and Restated Credit Agreement dated as of July 13, 2017, as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Lender (i) amend certain provisions of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement; and

WHEREAS, the Agent and Lender is willing to accede to such request to (i) amend certain provisions of the Agreement, and (ii) subject to the limitations hereof, waive certain covenant non-compliance under the Agreement, subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.

All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement. This Amendment constitutes a Loan Document.

2.

Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A)

Section 1.1 of the Agreement (Defined Terms) is amended by deleting the following definitions and substituting the following therefor:

“Applicable Margin”: means, from time to time with respect to Revolving Credit Loans and Term Loans and the fees payable under Section 3.5(a), the following percentages per annum, adjusted quarterly based upon the Borrower’s Maximum Leverage Ratio for the fiscal quarter then-ended (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(a):

Pricing Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
1	> 2.75x	3.25%	0.75%	0.50%
2	> 2.00x < 2.75x	3.00%	0.50%	0.50%
3	> 1.00x; < 2.00x	2.75%	0.50%	0.50%
4	< 1.00x	2.50%	0.50%	0.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from December 31, 2017 through receipt of the Compliance Certificate for the September 30, 2018 financial statement shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Margin for any period shall be subject to the provisions of Section 3.1(j).

“Designated Amount”: shall mean (a) with respect to Contract Termination Payments, the lesser of (i) fifty (50%) percent of each Contract Termination Payment received by the Borrower (less amounts due to subcontractors), or (ii) the outstanding principal balance of the Term Loan; (b) with respect to A-10 2015 REA Payments, the lesser of (i) one hundred (100%) of each A-10 2015 REA Payment received by Borrower, or (ii) the outstanding principal balance of the Term Loan; or (c) with respect to Net Offering Proceeds, the amount described in Section 3.4(i).

“EBITDA”: means:

(I)       for the fiscal periods ended 6/30/16, 9/30/16 and 12/31/16, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments and plus (c) the additional costs to complete 38 additional shipsets with respect to the Boeing A-10 Wing Replacement Program in the approximate aggregate amount not to exceed $15,300,000; and

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(II)       at any date of determination other than as described in clause (I) above, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period, plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) and (v) expenses reducing such Net Income which do not represent a cash item in such period or any future period relating to equity based compensation and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments.

“LIBOR Rate”: with respect to any Eurodollar Loan for any Interest Period applicable thereto, (i) the rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) equal to the composite London Interbank Offered Rate which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Administrative Agent from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. Notwithstanding the foregoing, if LIBOR (as determined herein) would be less than zero percent (0%), then LIBOR shall be deemed to be zero percent (0%). “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

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“Loan Documents”: the collective reference to this Agreement, all Notes, the Security Documents, any documents or instruments evidencing or governing the Security Documents, each Guaranty Agreement (if any) and any other documents executed in connection therewith (but specifically excluding any Secured Cash Management Agreement and any Secured Swap Contract).

“Revolving Credit Termination Date”: June 30, 2020.

“Term Loan Maturity Date”: June 30, 2020.

(B)

Subparagraph (vii) of the definition of “Permitted Acquisition” in Section 1.1 of the Agreement (Defined Terms) is amended by deleting same and substituting the following therefor:

“(vii) Any Seller Compensation consisting of purchase money financing payable to seller, interest payable to seller, other post-closing debt payments payable to seller and/or assumed debt shall be subordinated to the Obligations on terms satisfactory to Administrative Agent, and shall be unsecured, or, if secured, such Seller Compensation shall be fully subordinated to the Lenders with no payments of principal or interest allowed;”

(C)

Section 1.1 of the Agreement (Defined Terms) is amended by adding the following definitions, each to read as follows:

“Net Offering Proceeds”: shall have the meaning set forth in Section 3.4(i).

“Offering”: shall have the meaning set forth in Section 3.4(i).

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(D)

Section 2.3 of the Agreement (Repayment of Revolving Credit Loans) is amended by deleting same and substituting the following therefor:

“2.3 Repayment of Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender (whether made before or after the termination or expiration of the Revolving Credit Commitments) on the Revolving Credit Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement, including, without limitation Section (g) of Section 3.1. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 3.1. Notwithstanding the foregoing, promptly upon Borrower’s receipt of (i) each A-10 Contract Reimbursement Payment (if any), Borrower shall then prepay the Revolving Credit Loans in the principal amount equal to one hundred (100%) percent of the net proceeds (less any amounts due to subcontractors related to the Boeing A-10 Wing Replacement Program) of each A-10 Contract Reimbursement Payment plus all accrued and unpaid interest through the date of prepayment and (ii) Net Offering Proceeds, Borrower shall than prepay the Revolving Credit Loans in the principal amount required in Section 3.4(i). Each Revolving Lender shall receive its Revolving Credit Commitment Percentage of each installment of principal paid under the Revolving Credit Loans.”

(E)

Section 2.6 of the Agreement (Term Loan Borrowing) is amended by deleting same and substituting the following therefor:

“2.6 Term Loan Borrowing. Subject to the terms and conditions hereof, upon receipt by the Administrative Agent of the proceeds of the Term Loan, each Term Lender severally agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date its Term Loan Percentage of term loans in the aggregate principal amount of $10,000,000 (the “Term Loan”). The Term Loan shall be evidenced by a Term Note of the Borrower payable to each Term Lender. Each Term Note shall be dated the Closing Date and shall mature on the applicable Term Loan Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Term Loan shall bear interest at a rate per annum equal to the applicable Eurodollar Rate for the applicable Interest Period or the Base Rate or combinations thereof provided that each Eurodollar Term Loan shall be in an amount of $3,000,000.00 or a whole multiple of $500,000.00 in excess thereof pursuant to notices delivered to Administrative Agent in the form of a Notice of Transaction in accordance with Section 3.2. Interest shall be payable in arrears on the Interest Payment Date in accordance with Section 3.1 hereof. The number of Term Loans outstanding at any one time shall be limited pursuant to Section 3.3 hereof. Prepayments shall be subject to Section 3.4 hereof. Each Term Note shall be entitled to the benefits and subject to the provisions of this Agreement.”

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(F)

Section 2.7 of the Agreement (Repayment of Term Loan) is amended by deleting same and substituting the following therefor:

“2.7 Repayment of Term Loan. The principal balance of the Term Loan shall be payable to the Administrative Agent for the account of each Term Lender (in accordance with each Term Lender’s respective Term Loan Percentage) in consecutive monthly installments of principal, in the principal amounts set forth on the table below, such payments commencing on May 1, 2016 with each succeeding installment being due on the first Business Day of each month thereafter until June 1, 2020 with a final payment due on the applicable Term Loan Maturity Date in an amount equal to the then outstanding principal balance of the Term Loan. Notwithstanding the foregoing, upon Borrower’s receipt of a Contract Termination Payment (if any), a A-10 2015 REA Payment or Net Offering Proceeds, Borrower shall then either (1) prepay the Term Loan (which in the case of Eurodollar Term Loans shall be on the last day of the current Interest Period) in the principal amount equal to the applicable Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) at Borrower’s request (subject to Agent’s approval), deposit into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations, if applicable) to the Agent on behalf of the Term Lenders, on terms and documentation satisfactory to the Agent and its counsel, an amount equal to the applicable Designated Amount. Each Term Lender shall receive its Term Loan Percentage of each installment of principal paid under the Term Loan.

First Business Day	Principal Amortization
Month and Year	Amount per Month
May 2016 – April 2017	$41,667.67
May 2017 – April 2018	$125,000.00
May 2018 – August 2018	$166,666.67
September 2018 – June 2020	$175,000.00”

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(G)

Section 3.4(e) of the Agreement is amended by deleting same and substituting the following therefor:

“(e) Contemporaneously upon receipt of Net Cash Proceeds in excess of $500,000, unless a Default or Event of Default then exists (in which event, Section 3.8 shall be controlling), the Borrower shall pay to the Administrative Agent an amount equal to: (i) the sum of (x) seventy-five percent (75%) of all Net Cash Proceeds in the aggregate in any Fiscal Year from the disposition of assets whether or not such assets are Collateral hereunder, other than Inventory Collateral and Sold Receivables, plus (y) seventy-five percent (75%) of the Net Cash Proceeds in the aggregate in any Fiscal Year from the disposition of Equipment Collateral, and Properties to the extent such Net Cash Proceeds are not used substantially simultaneously to replace such disposed Equipment Collateral and disposed Properties with new Equipment Collateral, or new Properties, as the case may be, and (ii) seventy-five percent (75%) of the Net Cash Proceeds from the incurrence of Indebtedness. Such payment shall be accompanied by a detailed calculation showing all deductions from gross proceeds in order to arrive at Net Cash Proceeds, as well as amounts used or reserved for the purchase of replacement Equipment Collateral, if applicable. All such payments from Net Cash Proceeds shall be applied, first, (A) pro rata, to either (1) prepay the Term Loans then outstanding, in prepayment of the principal installments thereof in inverse order of maturity, or (2) at Agent’s discretion, to deposit such amount into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations) to the Agent on behalf of the Term Lenders on terms and documentation satisfactory to Agent and its counsel; and (B) next, as to any remainder, to the Revolving Credit Loans.”

(H)

Section 3.4(i) of the Agreement is amended by deleting same and substituting the following therefor:

“(i) If the Borrower consummates a public offering of its stock and (1) raises $7,000,000 or more (such public offering being an “Offering”), and (2) after giving effect to the receipt of the net proceeds (excluding reasonable costs actually incurred in connection therewith) of such public offering (“Net Offering Proceeds”), (i) Borrower shall then promptly utilize an amount equal to 25% of Borrower’s Net Offering Proceeds to pay down (or in the case of the Term Loan, cash secure with Agent’s approval in accordance with Section 2.7) $1,200,000.00 towards the balloon payment of the Term Loan, with the remaining balance of such portion of the Net Offering Proceeds to pay down the outstanding Revolving Credit Loans; and (ii) the Borrower will maintain a minimum amount of $3,000,000 in either unrestricted cash (to be maintained in an account with Collateral Agent) and/or Revolving Credit availability (or any combination thereof) at all times thereafter.”

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(I)

Section 7.1(a) of the Agreement (Minimum Debt Service Coverage Ratio) is amended by deleting same and substituting the following therefor:

“(a) Minimum Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be less than 1.50 to 1.0. “Debt Service Coverage Ratio” shall mean (i) the sum of EBITDA plus amortization of stock compensation expense, minus Restricted Payments minus unfinanced Capital Expenditures, divided by (ii) the sum of scheduled principal and Financing Lease payments plus Interest Expense; in each case as determined in accordance with GAAP consistently applied.”

(J)

Section 7.1(b) of the Agreement (Maximum Leverage Ratio) is amended by deleting same and substituting the following therefor:

“(b) Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be more than the corresponding ratio set forth below (subject to adjustment pursuant to Section 3.4(i)); “Leverage Ratio” shall mean Funded Debt, divided by EBITDA:

Post Offering
Fiscal Quarter End	Leverage Ratio	Leverage Ratio
6/30/16 and 9/30/16	3.5 to 1.0	N/A
12/31/16 thru 6/30/18	3.0 to 1.0	N/A
9/30/18	3.25 to 1.0	3.0 to 1.0
12/31/18 and thereafter	3.0 to 1.0	3.0 to 1.0”

(K)

Section 7.6(d) of the Agreement is amended by deleting same and substituting the following therefor:

“(d) the sale of the Sold Receivables of (i) United Technologies Corporation to Citibank, N.A. and (ii) prior to August 14, 2018, Triumph Group, Inc. to Orbian Financial Services VII, LLC.”

(L)

Section 7.14 of the Agreement (Swap Contracts) is amended by deleting same and substituting the following therefor:

“7.14 Swap Contracts. Enter into any Swap Contract, except (a) any Secured Swap Contract in connection with any Loan (if applicable), (b) Swap Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) with respect to obligations other than the Loans and (c) Swap Contract entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary other than with respect to Loans.”

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(M)

Schedule 7.2 of the Agreement (Existing Indebtedness and Subordinated Debt) is hereby amended by deleting same and substituting Schedule 7.2 (attached hereto) therefor.

(N)

Except as amended herein, all other provisions of the Agreement and the Loan Documents shall remain in full force and effect, and are hereby ratified.

3.

The Lender and the Borrower agree that as of August 8, 2018, the aggregate outstanding principal amount of: (i) the Revolving Credit Loans as evidenced by Revolving Credit Notes is $28,338,684.58, and (ii) the Term Loan as evidenced by the corresponding Term Notes is $7,333,333.32.

4.

The Borrower hereby represents and warrants to the Lender that:

(a)                 Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the September 30, 2015 date in Sections 4.1 and 4.2 shall be deemed to be March 31, 2018.

(b)                No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)                 There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Lender referred to in the Agreement.

(d)                The WHEREAS clauses set forth hereinabove are true and correct.

5.

Non-compliance by the Borrower with the following covenant(s), for the following fiscal period(s) ended on the date(s) set forth below, is hereby waived by the Agent and the Lender, solely to the extent and subject to the facts and terms and for the period(s) set forth below:

(a)                 Section 7.1(b) of the Agreement, Maximum Leverage Ratio, which should have been not greater than 3.0 to 1.0 for the trailing four fiscal quarters ended March 31, 2018 and June 30, 2018, but was actually a 3.21 to 1.0 as of the end of March 31, 2018, and 3.32 to 1.0 at the end of June 30, 2018.

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6.

It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans, obligations and other extensions of credit provided in the Agreement (as herein amended) and the Loan Documents. Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each Loan Document, document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

7.

The amendments and waivers set forth herein are limited precisely as written, based on the facts specified, for the periods stated and shall not be deemed to (a) be a consent to or a waiver of, or future waiver of any further violation or non-compliance with any of the indicated covenants or any other term or condition of the Agreement, the Loan Documents or any of the documents referred to therein, or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Agreement, the Loan Documents or any documents referred to therein. Whenever the Agreement is referred to in the Amendment, the Loan Documents or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

8.

The Borrower agrees to pay on demand, and the Agent may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection with the negotiation and preparation of the Agreement as amended hereby.

9.

This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof (the “Effective Date”):

(a)                 The Agent shall have received four (4) executed, original counterparts of this Amendment.

(b)                The Agent shall have received four (4) executed counterparts of the Secretary's Certificate of the Borrower together with any other action (in form and substance satisfactory to the Agent and its counsel) taken by the Borrower to authorize the execution, delivery and performance of this Amendment and such other documents as the Lender or its counsel may require.

(c)                 Payment by the Borrower of Lender’s Amendment fee in the amount of $186,666.67, together with all out of pocket costs, expenses and reasonable attorneys’ fees incurred by the Agent in connection with this Amendment and the related documents.

10.

This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 8 above) on the date of execution by the Agent and the Lender, retroactive to such date.

11.

This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

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[NO FURTHER TEXT ON THIS PAGE]

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SIGNATURE PAGE

Third Amendment to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.,
as Borrower

By:	/s/ Vincent Palazzolo
Name:	Vincent Palazzolo
Title:	Chief Financial Officer

BANKUNITED, N.A.,
as Arranger, Agent, and a Lender

By:	/s/ Christine Gerula
Name:	Christine Gerula
Title:	Senior Vice President

BANKUNITED, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Christine Gerula
Name:	Christine Gerula
Title:	Senior Vice President

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Chancellor Peterson
Name:	Chancellor Peterson
Title:	Vice President

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SCHEDULE 7.2

Existing Indebtedness and Subordinated Debt

Existing Indebtedness

1.	Revolving loan, term loans and other indebtedness pursuant to the Loan Agreement, dated 3/24/16, as amended, between the Borrower and BankUnited, N.A.
2.	Obligations under the Equipment Lease, dated 10/13/11, between the Borrower and Ricoh USA, for copiers.
3.	Obligations under the Equipment Lease, dated 04/17/14, between the Borrower and Ascentium Capital, for a Security Camera System and related property.
4.	Obligations under the Equipment Lease, dated 11//25/14, between the Borrower and Ascentium Capital, for a Security Camera System and related property.
5.	Obligations under the Equipment Lease, dated 10/02/15, between the Borrower and Signature Bank, for a Faro Technologies Laser Tracker and related property.
6.	Obligations under the Equipment Lease, dated 05/13/15, between the Borrower and NMHG Financial, for a Yale Model Forklift and related property.
7.	Obligations under the Equipment Lease, dated 01/26/16, between the Borrower and Signature Bank, for Variable Speed Rotary Screw Compressors and related property.
8.	Obligations under the Equipment Lease, dated 06/07/16, between the Borrower and Lenovo Financial Services, for Computer workstations and related property.
9.	Obligations under the Equipment Lease, dated 08/25/16, between the Borrower and Hitachi Capital America Corp, for a Spray Booth and related property.
10.	Obligations under the Equipment Lease, dated 12/22/17, between the Borrower and Signature Bank, for Two Taricco Composite Curring Ovens and related property.
11.	Obligations under the Equipment Lease, dated 01/24/18, between the Borrower and Hewlett-Packard Financial Services, for a Server and related property.
12.	Obligations under the Equipment Lease, dated 02/20/18, between the Borrower and Hewlett-Packard Financial Services, for laptops and related property.
13.	Obligations under the Equipment Lease, dated 05/03/18, between the Borrower and CIT Bank, for Two Modula Lifts VLM and related property.

Subordinated Debt

None.

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